Exhibit 99.1

Spectral AI Announces 2025 Second Quarter Financial Results

Q2 Overview

•	Research & Development Revenue of $5.1 Million, total revenue for the first half of 2025 of $11.8 Millon

•	Strong Cash position of $10.5 Million

•	Submission of De Novo application to FDA completed in Second Quarter of 2025

DALLAS, TX – August 12, 2025 - Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence (AI) company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, today announced financial results for the second quarter ended June 30, 2025 and provided an update on its ongoing business activities.

“We are pleased with the results of our second quarter of 2025 especially with our ability to complete our submission of our De Novo application earlier than projected to the US Food and Drug Administration (“FDA”). This FDA submission is a major milestone for Spectral AI and the DeepView System, representing a crucial step toward bringing this innovative diagnostic device to market in the U.S. It provides clinicians with an immediate, data-driven assessment tool designed to assist clinical decision-making and may significantly improve patient outcomes,” stated J. Michael DiMaio, MD, Chairman of the Board at Spectral AI. “I am grateful to our shareholders for their continued support as we reach this important milestone. I am also incredibly proud of our team’s dedication and we remain committed to our mission to bring this technology to the broader healthcare market worldwide.”

SELECT BUSINESS HIGHLIGHTS

Corporate

The Company completed the submission of the De Novo application to the FDA in June 2025, a crucial step in potentially obtaining FDA approval and bringing the DeepView System to the worldwide healthcare market.

Q2 2025 FINANCIAL RESULTS OVERVIEW

All comparisons are to the three months ended June 30, 2024 (“Q2 2024”) unless otherwise stated.

Research & Development Revenue¹

Research & Development Revenue for Q2 2025 declined 32.0% to $5.1 million from $7.5 million, reflecting the reduction in clinical trial and other reimbursed study costs which were completed in 2024 under the Company’s contract with BARDA (the “BARDA PBS Contract”).

Gross Margin

Gross margin forQ2 2025 was 45.2%, slightly down from 46.6% in Q2 2024 due to higher non-reimbursed expenses attributed to the BARDA PBS Contract than in the prior year quarter.

General & Administrative Expense

General and administrative expenses in Q2 2025 were $4.4 million, down from $5.8 million due to the Company’s continued focus on operating efficiencies in 2025.

Other Income/(Expense)

Other Income/(Expense) in Q2 2025 decreased $(5.5) million to $(5.9) million from $(0.4) million primarily relating to the Company recording an increase in the fair value of its warrant liability of $(5.4) million in Q2 2025.

Net Income/(Loss)

The Company reported a net loss for Q2 2025 of $(7.9) million, compared to a net loss of $(2.9) million in Q2 2024, primarily due to the change in the fair value of the Company’s warrant liability as noted above. For the first six months of 2025, the Company reported a net loss of $(5.1) million as compared to a net loss of $(6.1) million for the first six months of 2024, representing a 16.4% reduction from the prior year six-month period reflecting the Company’s continued focus on managing its operating expenses.

Financial Condition

As of June 30, 2025, cash improved to $10.5 million from $5.2 million on December 31, 2024. The Company completed a debt financing agreement of up to $15.0 million from Avenue Capital Group in the first quarter of 2025, with an initial draw down of $8.5 million and raised approximately $2.7 million of equity financing from institutional and other new and existing investors as part of that transaction.

2025 Guidance

The Company reiterates its revenue guidance of approximately $21.5 million for FY 2025. Financial guidance for FY 2025 does not reflect contributions from the sale of the DeepView™ System for the burn indication or any additional material financial contributions that may result from the commercialization of our DeepView™ System.

CONFERENCE CALL

The Company will host a conference call today at 5:00 pm Eastern Time to discuss these results.

Investors interested in participating in the live call can dial:

●	833-630-1956 – U.S.

●	412-317-1837 – International

A simultaneous webcast of the call may be accessed online from the Events & Presentations section of the Investor Relations page of the Company’s website at https://investors.spectral-ai.com/news-events/events.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView® System. The DeepView® System is being developed as a predictive device to offer clinicians an objective and immediate assessment of a burn wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal of exceeding the current standard of care in the future, the DeepView® System is expected to provide fast and accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. For more information about the DeepView® System, visit www.spectral-ai.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,”“may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the SEC, including the Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

For Media and Investor Relations, please contact:

David Kugelman

Atlanta Capital Partners LLC

(866) 692-6847 Toll Free – U.S. & Canada

(404) 281-8556 Mobile and WhatsApp Email: dk@atlcp.com

Spectral AI, Inc.

Condensed Consolidated

Balance Sheet

(in thousands)

	June 30, 2025	June 30, 2024
Assets
Current Assets:
Cash	$10,524	$5,157
Accounts receivable, net	1,467	2,505
Inventory	462	425
Prepaid expenses	934	1,289
Other current assets	614	746
Total current assets	14,001	10,122
Non-current assets:
Property and equipment, net	317	2
Right-of-use assets	1,691	1,971
Total Assets	$16,009	$12,095

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,986	$4,035
Accrued expenses	2,547	3,210
Deferred revenue	424	960
Lease liabilities, short-term	612	201
Notes payable, current	62	422
Notes payable – at fair value	-	2,365
Warrant liabilities	10,555	6,451
Total current liabilities	16,186	17,644
Notes payable, long-term	7,632	-
Lease liabilities, long-term	1,342	1,702
Total Liabilities	25,160	19,346
Stockholders’ Deficit
Preferred stock ($0.0001 par value); 1,000,000 shares authorized; no shares issued and outstanding as of June 30, 2025 and December 31, 2024
Common stock ($0.0001 par value); 80,000,000 shares authorized; 25,737,820 and 22,594,877 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	2	2
Additional paid-in capital	44,095	40,973
Accumulated other comprehensive income	52	3
Accumulated deficit	(53,300)	(48,229)
Total Stockholders’ Deficit	(9,151)	(7,251)
Total Liabilities and Stockholders’ Deficit	$16,009	$12,095

Spectral AI, Inc.

Condensed Consolidated

Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Research and development revenue	$5,065	$7,478	$11,772	$13,804
Cost of revenue	(2,775)	(4,164)	(6,314)	(7,545)
Gross profit	2,290	3,314	5,458	6,259

Operating costs and expenses:
General and administrative	4,413	5,756	8,477	10,844
Total operating costs and expenses	4,413	5,756	8,477	10,844

Operating loss	(2,123)	(2,442)	(3,019)	(4,585)

Other income (expense):
Net interest (expense) income	(277)	(6)	(297)	8
Borrowing related costs	(124)	(699)	(705)	(975)
Change in fair value of warrant liability	(5,449)	348	(1,196)	368
Change in fair value of notes payable	0	(167)	220	(101)
Foreign exchange transaction (loss) gain, net	(14)	(9)	(22)	(25)
Other income (expenses), including transaction costs	0	180	0	(668)
Total other income (expense), net	(5,864)	(353)	(2,000)	(1,393)

Loss before income taxes	(7,987)	(2,795)	(5,019)	(5,978)
Income tax provision	19	(69)	(52)	(91)
Net loss	$(7,968)	$(2,864)	$(5,071)	$(6,069)

Net income (loss) per share of common stock – basic and diluted	$(0.31)	$(0.16)	$(0.21)	$(0.36)
Weighted average common shares outstanding – basic and diluted	25,421,560	17,598,357	24,409,550	17,079,328

Spectral AI, Inc.

Unaudited Condensed Consolidated

Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net loss	$(5,071)	$(6.069)
Adjustments to reconcile net loss to net cash used in operating activities	-	-
Depreciation expense	12	5
Amortization of debt issuance costs	120	-
Stock-based compensation	611	685
Amortization of right-of-use assets	280	320
Change in fair value of warrant liabilities	1,196	(368)
Change in fair value of notes payable	(220)	101
Costs from issuance of common stock	-	372
Issuance of shares for borrowing related costs	241	-
Accounts receivable	1,038	51
Inventory	(37)	(37)
Prepaid expenses	355	203
Other assets	132	(172)
Accounts payable	(2,049)	(206)
Accrued expenses	(663)	(1,567)
Deferred revenue	(536)	(996)
Lease liabilities	(276)	(364)
Net cash used in operating activities	(4,867)	(8,042)
Proceeds from issuance of common stock and warrants	3,080	2,667
Proceeds from notes payable	8,260	9,200
Proceeds from notes payable - related party	-	1,000
Payments for notes payable	(1,313)	(2,736)
Stock option exercises	158	-
Net cash provided by financing activities	10,185	10,131
Effect of exchange rates changes on cash	49	(2)
Net increase in cash	5,367	2,087
Cash, beginning of period	5,157	4,790
Cash, end of period	$10,524	$6,877

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